Exhibit 99.1

March 11, 2011

CEO - Update

1.

Clarity regarding yesterday’s press release

Yesterday, we announced that our product-line in 2011 will more than double. The actual figures are that with our new products in development for 2011, we expect to expand from 11 to 24 SKUS across 9 titles (4 sequels and 5 new). Although more is expected to be said in upcoming news releases, we expect this threshold of new products will cause the majority of retailers who carry other games to carry one or more of our products before the 2011 holiday season arrives.

2.

Drying up the public markets of small businesses; who holds FINRA accountable?

More information continues to come to light regarding FINRA’s recent debacle; allowing the public to become confused between non-reporting pink sheet companies and fully-reporting companies from the OTCBB. For more than a year, market makers have been and continue to transition from the phone-based OTCBB, where FINRA charges a $6.00 fee per issue to market-makers for quoting. Market-makers prefer the far less expensive and newer OTCQB electronic exchange, which happens to be managed by the pink sheet manager, OTC Markets which formerly went by the name “Pink OTC Markets”. However, the OTCQB is a new exchange only for fully-reporting companies. The fact that this migration has been occurring over more than a year has been a good thing; the potential for a smooth transition existed. For more information, I highly recommend you read: http://www.otcmarkets.com/content/doc/ps/OTCQBfactsheet.pdf

However, because of FINRA’s refusal to provide notification to any issuer prior to having their ‘quote’ dropped by the OTCBB, which occurs because of no fault from an issuer, many investors have become confused and in numerous cases, the stock prices of such issues affected has fallen. And FINRA has done little to inform investors of the difference between a “delisting” of a stock versus “no more quoting” for a stock. And they have allowed this transaction to occur through a company formerly referred to as “Pink OTC Markets” rather than “OTC Markets”. How many millions or billions in investor cash has been lost in the past 30 days as a result of FINRA’s continual failure not to institute a rule notifying issuers like us ahead of time, so we in-turn could notify our investors? Additionally, many investors are serviced by full-service brokers. Have all of them transitioned to the OTCQB? How many other issues like ours have seen a reduction in the number of trades and market liquidity because of this confusion? The tragedy here is that at a time when our economy is trying to recover, FINRA’s actions have impacted only the smallest businesses which are public. So, who holds FINRA accountable?

3.

Solicitation of suggestions regarding LB Games’ new scholarship program

In an effort to encourage universities across the globe to pursue the creation of inspirational content, we are intending to launch a scholarship assistance program valued at $5,000 for numerous students who write the most inspirational essays about how and why this generation should seek to create inspirational content, namely Christian video games. Already, numerous world-class universities offer degrees for roles in the 20+ billion dollar video game industry. We are seeking suggestions from our investors, many who have put children through college, regarding how best to structure and implement this program. Please submit suggestions through the Contact Us page of our website at: http://www.leftbehindgames.com/ContactUs.php, and be sure to set Reason for Contact to “Investors Only” to be sure I get your email.

4.

Solicitation for questions

From the number of emails I have received, it is apparent that investors still have questions relating to recent events, including yesterday’s announcement. Therefore, I am planning to provide answers on or before Wednesday, March 16, 2011 for questions received by 12AM on Sunday, March 13, 2011. Any questions received after Saturday evening’s deadline will NOT be answered in my new response, but instead, be delayed to future communications. So please, get your questions in by going to: http://www.leftbehindgames.com/ContactUs.php and set your Reason for Contact to “Investors Only” to be sure I receive your question. Thank you for your participation.

Respectfully with kind regards,

Troy A. Lyndon

Chairman & Chief Executive Officer

Left Behind Games Inc.

(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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